Contact: Susan Tomera Angeletti

724-465-4870

TO BE RELEASED

9:00 a.m., Tuesday, December 16, 2003

S&T Bancorp, Inc. Declares Quarterly Cash Dividend

and Approves Repurchase Authorization

Indiana, Pennsylvania - S&T Bancorp, Inc. (NASDAQ NMS: STBA) announced that its Board of Directors declared a $0.26 per share cash dividend payable on January 23, 2004 to shareholders of record on December 31, 2003. This represents a 4.0 percent increase over the dividend declared in December 2002 and a 3.5 percent annualized yield utilizing the December 15, 2003 closing stock price of $29.54. The Board of Directors also approved a share repurchase authorization of up to one million shares or approximately 4.0 percent of shares outstanding through year-end 2004.

Headquartered in Indiana, PA, S&T Bank, the principal subsidiary of S&T Bancorp, Inc., operates 48 offices within Allegheny, Armstrong, Blair, Butler, Cambria, Clarion, Clearfield, Indiana, Jefferson and Westmoreland counties. With assets of $2.9 billion, S&T Bancorp, Inc. stock trades on the NASDAQ National Market System under the symbol STBA.